Exhibit 99.2

COPsync Announces Closing of $10.6 Million Underwritten Offering

DALLAS, TX – November 18, 2015 (GLOBE NEWSWIRE) – COPsync, Inc. (NASDAQ: COYN), which operates the nation’s only law enforcement in-car information sharing and communication network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk facilities, announced the closing of an underwritten offering of 3,028,572 shares of common stock and warrants to purchase up to an aggregate of 3,028,572 shares of common stock, at an offering price of $3.49 per share and $0.01 per warrant. The warrants have a per share exercise price of $3.125, are exercisable immediately, and expire five years from the date of issuance. The gross proceeds to COPsync from this offering are approximately $10.6 million before deducting the underwriting discount and other offering expenses. The Company has granted the underwriters a 45-day option to purchase up to an aggregate of 454,286 shares of common stock and/or up to 454,286 additional warrants to cover over-allotments, if any.

Maxim Group LLC and Aegis Capital Corp. acted as the Joint Book-Running Managers for the transaction.

The Company intends to use the net proceeds from the offering to fund working capital, expansion of sales and marketing and continued product development and network enhancement.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 12, 2015. The offering of these securities was made only by means of a written prospectus forming part of the registration statement. Copies of the final prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at 212-895-3745. The final prospectus and any prospectus supplements relating to the offering are also available on the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About COPsync

COPsync, Inc. (NASDAQ: COYN) is a technology company that improves communication between and among law enforcement officers and agencies from differing jurisdictions to help them prevent and respond more quickly to crime. The COPsync Network connects law enforcement officers and agencies to a common communications system, which gives officers instant access to actionable, mission-critical data and enables them to share information and communicate in real-time with other officers and agencies, even those hundreds and thousands of miles away. The Network's companion, COPsync911 threat alert system, enables schools, courts, hospitals, government buildings, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of a crisis, thereby speeding first responder response times and saving minutes when seconds count. The COPsync Network saves officer and citizen lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. The company also sells VidTac(R), an in-vehicle, software-driven video system for law enforcement. Visit www.copsync.com and www.copsync911.com for more information.

COPsync, Inc.
November 18, 2015
Page Two

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, “The Company intends to use the net proceeds from the offering to fund ….” Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based on information available to the Company on the date this release was issued. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to obtain and retain customers and development, implementation and acceptance of its products and services. The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company’s financial, operating and other results can be found in the risk factors section of the Company’s registration statement filed with the Securities and Exchange Commission.

Contact:

Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Dian Griesel Int'l.
Susan Forman
212-825-3210